Exhibit 23.4

Date: November 1, 2013

Hanwha SolarOne Co., Ltd.

Rooms 605-606, Yongda International Tower

2277 Longyang Road

Shanghai 201204

People’s Republic of China

Dear Sirs,

We hereby consent to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, originally filed by Hanwha SolarOne Co., Ltd. on November 1, 2013, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Global Law Office

Global Law Office